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                                                                      Exhibit 21


                                  Schedule 21


                                 SUBSIDIARIES

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
Subsidiary                                       Pct. Ownership   State of Incorporation
----------                                       ---------------  ----------------------
Castle Dental Centers of Texas, Inc.                 100%         Texas
Castle Texas Holdings, Inc.                          100%         Delaware
Castle Dental Centers of Tennessee, Inc.             100%         Tennessee
Castle Dental Centers of Florida, Inc.               100%         Florida
CDC of California, Inc.                              100%         Delaware
Castle Dental Centers of California, L.L.C.          100%         Delaware
    (of CDC of California, Inc.)
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